Exhibit 21.1

                       SUBSIDIARIES OF AKORN, INC.

                Name                     State of Incorporation
   _______________________________      __________________________


   1.  Taylor Pharmaceuticals, Inc.             Illinois

   2.  Spectrum Scientific
          Pharmaceuticals, Inc.                 Louisiana

   3.  Walnut Pharmaceuticals, Inc.             Louisiana

   4.  Compass Vision, Inc.                     Louisiana